Filed Pursuant to Rule 433

Free Writing Prospectus dated August 17, 2020

Relating to Preliminary Prospectus Supplement dated August 17, 2020 and

Prospectus dated December 10, 2018

Registration No. 333-228729

Honeywell International Inc.

Pricing Term Sheet

Floating Rate Senior Notes due 2022

Issuer:	Honeywell International Inc.

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Principal Amount:	$500,000,000

Coupon:	Floating: Three-month LIBOR plus 0.230% per annum. See “Description of the Notes—Interest—Floating Rate Notes—Effect of a Benchmark Transition Event” contained in the prospectus supplement filed with the SEC for the offering to which this communication relates, which describes how the coupon payments will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event, as defined in the prospectus supplement.

Stated Maturity Date:	August 19, 2022

Price to Public:	100.000% of the principal amount

Trade Date:	August 17, 2020

Original Issue/Settlement Date:	August 19, 2020 (T+2)

Interest Payment Dates:	February 19, May 19, August 19 and November 19 of each year, commencing November 19, 2020

Optional Redemption:	Par call on and after August 19, 2021

CUSIP / ISIN:	438516 CD6 / US438516CD69

Expected Ratings (Moody’s / S&P / Fitch):*	A2 / A / A

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Santander Investment Securities Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Credit Agricole Securities (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free), Deutsche Bank Securities Inc. at (800) 503-4611 (toll-free), Mizuho Securities USA LLC at (866) 271-7403 (toll-free) and Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Honeywell International Inc.

Pricing Term Sheet

0.483% Senior Notes due 2022

Issuer:	Honeywell International Inc.

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Principal Amount:	$2,500,000,000

Coupon:	0.483%

Stated Maturity Date:	August 19, 2022

Benchmark Treasury:	0.125% due July 31, 2022

Benchmark Treasury Price / Yield:	99.30 1/4 / 0.153%

Spread to Benchmark Treasury:	+ 33 bps

Yield to Maturity:	0.483%

Price to Public:	100.000% of the principal amount

Trade Date:	August 17, 2020

Original Issue/Settlement Date:	August 19, 2020 (T+2)

Interest Payment Dates:	February 19 and August 19 of each year, commencing February 19, 2021

Optional Redemption:	Prior to August 19, 2021, make-whole call at T+5 basis points; par call on and after August 19, 2021

CUSIP / ISIN:	438516 CC8 / US438516CC86

Expected Ratings (Moody’s / S&P / Fitch):*	A2 / A / A

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Santander Investment Securities Inc.

TD Securities (USA) LLC

UniCredit Capital Markets LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Credit Agricole Securities (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free), Deutsche Bank Securities Inc. at (800) 503-4611 (toll-free), Mizuho Securities USA LLC at (866) 271-7403 (toll-free) and Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.